EXHIBIT 10.4

July 22, 2016

Muhammad Raghib Hussain

RE: Amended and Restated Offer Letter

Dear Raghib:

As you know, you are currently employed by Cavium, Inc. (“Cavium” or the “Company”) pursuant to the terms of the Executive Employment Agreement you entered into with the Company on January 2, 2001 (the “Employment Agreement”). As discussed, you and the Company hereby agree to amend and restate the Employment Agreement. The terms and conditions set forth in this offer letter (the “Offer Letter”) shall become effective as of July 22, 2016 (the “Effective Date”), and shall supersede and replace the terms and conditions set forth in the Employment Agreement.

Starting on the Effective Date, you will serve as Chief Operating Officer of Cavium, reporting to the Chief Executive Officer and you will work out of our San Jose, California office. Your semi-monthly base salary will be $12,500, equivalent to an annualized amount of $300,000, less all applicable deductions and withholdings. This position is classified as exempt. Cavium may, of course, change your duties, work location, or compensation terms, in its sole discretion.

As a regular full-time employee of Cavium, you will continue to be eligible to participate in Cavium’s standard benefit plans, which include medical, dental, vision, disability insurance, 401(k) and life insurance, pursuant to the terms of these plans. Details about these benefits are provided in the Summary Plan Descriptions, which are available for your review. You will receive paid time off under Cavium’s paid time off policy and annual paid holidays.

In connection with this Agreement you must also execute Cavium’s Employee Confidential Information and Inventions Assignment Agreement (the “ECIIA”). You will be expected to continue complying with all Cavium policies and procedures.

Cavium is an “at-will” employer. That means that both you and Cavium have the right to terminate your employment at any time, with or without advance notice, and with or without cause. No one other than the Chief Executive Officer of Cavium has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy. Any such agreement must be in writing and must be signed by the Chief Executive Officer of Cavium and by the affected employee.

In the event Cavium (or any successor-in-interest) terminates your employment without Cause (as defined in the attached appendix) or you resign for Good Reason (as defined in the attached appendix), you will receive the following Severance Benefits: (a) one lump sum severance payment equivalent to twelve (12) months of your then-current base salary, less all applicable withholdings and deductions; and (b) provided that you timely elect continued coverage under COBRA, Cavium will pay directly to the COBRA administrator payment to continue your coverage under COBRA through the period ending on the earlier of the following: (i) twelve (12) months following your employment termination date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason. To receive the Severance Benefits, you must: (i) have returned all Cavium property in your possession immediately upon employment termination; (ii) have resigned as a member of the Board of Directors of Cavium and all of its subsidiaries, to the extent applicable; and (iii) have executed a general release of all claims that you may have against Cavium or persons affiliated with Cavium. The release must be in the form prescribed by Cavium. You must execute and return the release on or before the date specified by Cavium in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 53 days after the last day of your employment. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the Severance Benefits.

To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, or your employment, or the termination of your employment, including but not limited to all statutory claims, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in San Jose, California, by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules, which can be found at the following web address: http://www.jamsadr.com/rulesclauses). A hard copy of the rules will be provided to you upon request. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.

In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator.

The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This Offer Letter, together with your ECIIA, forms the complete and exclusive statement of your employment agreement with Cavium. It supersedes any other agreements or promises made to you by anyone, whether oral or written, including, but not limited to, your Employment Agreement dated January 2, 2001. Changes in your employment terms, other than those changes expressly reserved to Cavium’s discretion in this Offer Letter, require a written modification signed by an officer of Cavium.

We are extremely excited about your continued employment with Cavium.

Please indicate your acceptance of this Offer Letter and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this Offer Letter and returning a copy to me.

Sincerely,

/s/ Syed Ali

Syed Ali

President and Chief Executive Officer

Accepted and Agreed:

Signature:	/s/ Muhammad Raghib Hussain

Date:	July 22, 2016

Appendix A

“Cause” means one or more of the following: (i) the employee’s refusal to follow a reasonable and lawful direction of Cavium’s Board or Chief Executive Officer after 30 days written notice from Cavium specifying the nature of the employee’s refusal and demanding that such refusal be remedied, provided that such notice shall not be required if the refusal cannot be remedied and provided further that if the employee remedies the refusal, Cause shall not exist under this subsection; (ii) the employee’s conviction of a felony or any crime involving moral turpitude; or (iii) the employee’s material breach of such employee’s fiduciary or contractual obligations to Cavium after 30 days written notice from Cavium specifying the nature of the employee’s breach and demanding that such breach be remedied, provided such notice shall not be required if the breach cannot be remedied and provided further that if the employee remedies the breach, Cause shall not exist under this subsection.

“Good Reason” means the occurrence of one of the following events without the employee’s written consent: (i) a material reduction in the employee’s base salary, excluding the substitution of substantially equivalent compensation; (ii) a material reduction of the employee’s duties, authority or responsibilities as in effect immediately prior to such reduction; (iii) relocation of the employee’s principal place of employment to a place that increases the employee’s one-way commute by more than thirty (30) miles as compared to the employee’s then-current principal place of employment immediately prior to such relocation; (iv) failure of a successor-in-interest to Cavium to assume and perform all of the obligations of Cavium’s other agreements with the employee; and (v) any other action that constitutes a material breach by Cavium (or any successor thereto) of the employee’s employment agreement; provided, however, that to resign for Good Reason, the employee must (1) provide written notice to Cavium within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for the employee’s resignation, (2) allow Cavium at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, the employee’s resignation from all positions the employee then holds with Cavium is effective not later than 90 days after the expiration of the cure period.